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                                                                    EXHIBIT 99.1

AmeriQuest Technologies, Inc.





PRESS RELEASE
[LETTERHEAD]

2465 Maryland Road
Willow Grove, PA 19090
Phone:  (800) 223-7081
Fax:       (215) 658-8968
Press Release

FOR IMMEDIATE RELEASE
April 2, 2001







                 AMERIQUEST TECHNOLOGIES SELLS DISTRIBUTION UNIT
                           TO SENECA DATA DISTRIBUTORS



WILLOW GROVE, PA APRIL 2, 2001 -- AmeriQuest Technologies, Inc. (OTC BB: AMQT) today announced that it had completed the sale of its computer distribution division to Seneca Data Distributors, Inc. (Syracuse, NY). Terms of the agreement were not disclosed, although AmeriQuest did indicate that the consideration would be paid over a three-year period and is based on gross profits from the business being sold, generated over such period by Seneca.

"This transaction benefits AmeriQuest and its stockholders, as the company can now focus solely on providing engineering, integration, consulting and implementation services to our corporate clients. Our mixed business model is eliminated, allowing us to concentrate valuable financial and management resources in one core business, thereby greatly enhancing our ability to emerge as a growing and profitable company," said Alex Kramer, AmeriQuest President and CEO

Over the past two years the company has developed a base of corporate, education, healthcare, and government clients. Completely integrated business solutions such as asset management, and services such as IT audits covering security, assets, infrastructure, and skills are being provided to these clients along with lease finance services. AmeriQuest's technical expertise in engineering and consulting includes high availability servers, local and wide area networking, infrastructure asset management, distribution requirements planning, e-business and telephony.

Mr. Kramer added that, " AmeriQuest's distribution customers will be well served by Seneca Data who has reliably and capably distributed computer products and served resellers for more than 20 years."
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ABOUT AMERIQUEST

AmeriQuest, the Technology Infrastructure and Services Company, provides information technology solutions, services, consultation and products to corporate, education, healthcare and government clients. Logistical deployment services and lease financing are also provided by the company. Web site: www.ameriquest.com

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the other factors that could cause actual operating results to differ materially are general economic and business conditions, the failure of net sales to increase as required so that the Company can achieve operating profitability, the failure to improve gross profit margins, the failure to expand the Company's customer base, the rate of growth in the computer industry, competitive factors and pricing pressures, changes in product mix, inventory risks due to shifts in market demand, and changes in agreements with manufacturers and master distributors regarding the terms of product sales to the Company.



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